EXHIBIT 21









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                                  SUBSIDIARIES


                              State of Jurisdiction       Name Under Which
Name of Subsidiaries          of Organization          Subsidiary Does Business
--------------------          ---------------------    ------------------------

Coventure Canada Inc.           Alberta, Canada         Coventure Canada Inc.